Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
MEMC Electronic Materials, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

As discussed in Note 2 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Accounting Standards Update No. 2009-17, Consolidations: Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities, (included in FASB Accounting Standards Codification (ASC) Topic 810, Consolidation, as of January 1, 2010.

The Company adopted Financial Accounting Standards Board (FASB) Staff Position FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (included in FASB Accounting Standards Codification (ASC) Topic 320, Investments-Debt and Equity Securities), as of April 1, 2009.  The Company adopted FASB No. 141(R), Business Combinations (included in ASC Topic 805, Business Combinations), as of January 1, 2009.

/s/ KPMG LLP

St. Louis, Missouri
March 29, 2011